From:  Joel Hollander
    To:    CBS Radio Employees Holding Options
    Date:  April 28, 2006
    Re:    A Memo from Joel Hollander about the Voluntary Exchange Offer


Recently you received information about the Voluntary Exchange Offer (VEO), an offer that will give eligible employees the opportunity to exchange their stock options for restricted shares, or restricted share units in the case of employees who are not U.S. taxpayers, of CBS Corporation Class B Common Stock. The Company has retained the services of Ernst & Young LLP to provide a variety of education and awareness opportunities about the VEO including workshops, streaming video, teleconferencing and the VEO Information Line staffed by Ernst & Young representatives.

As part of CBS Radio's ongoing commitment to technology and innovation, I encourage you to participate in the Web-based streaming video prepared specifically for this offer. Starting May 5th, all of these materials will be available on IKE at https://ike.cbsradio.com and http://hr.cbs.com. Your spouse or partner and financial planner can attend a telephonic or Web-based workshop session to learn about the VEO. It is extremely important that you completely understand the VEO before deciding whether to participate. Please take full advantage of the education and assistance being provided by the Company so that you can make an informed decision about this offer.


Legal Notices
The underlying plan for the Voluntary Exchange Offer is subject to shareholder approval. The Voluntary Exchange Offer will be governed by the actual terms and conditions which will be set forth in the Offer to Exchange provided to you at the commencement of the offer.

CBS Corporation ("CBS") has not commenced the Voluntary Exchange Offer to which this communication pertains. Holders of CBS stock options are strongly advised to read the Offer to Exchange that will be filed on Schedule TO (Tender Offer) and other documents related to the Voluntary Exchange Offer to be filed with the Securities and Exchange Commission when they become available because they will contain important information. Holders of CBS stock options may obtain copies of these documents for free, when available, at the Securities and Exchange Commission website at www.sec.gov or from CBS's Human Resources department.